UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Apex Silver Mines Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APEX SILVER MINES LIMITED
Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 7, 2007

To Our Shareholders:

Notice is hereby given that the annual meeting of shareholders of Apex Silver Mines Limited will be held in the Onyx Room at The Brown Palace Hotel, 321 17th Street, Denver, Colorado, 80202 on Thursday, June 7, 2007 at 9:00 a.m., Denver time, for the following purposes:

1.                To elect four (4) directors to hold office until the 2010 annual meeting of shareholders or until their successors are elected;

2.                To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year; and

3.                To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Our board of directors has fixed the close of business on April 19, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

Our annual report to shareholders for the fiscal year ended December 31, 2006, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your board of directors urges you to read it.

April 30, 2007

By order of the Board of Directors,
Jeffrey G. Clevenger,
President and Chief Executive Officer

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

APEX SILVER MINES LIMITED
Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 7, 2007

This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited (“Apex Silver” or “we”) in connection with the solicitation of proxies by the board of directors of Apex Silver to be voted at the annual meeting of shareholders on June 7, 2007, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to our shareholders on or about May 16, 2007.

Only holders of our ordinary shares, par value $0.01 per share, at the close of business on April 19, 2007, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 58,637,525 ordinary shares were issued, outstanding and entitled to vote. Each ordinary share outstanding on the record date is entitled to one vote. The holders of a majority of our ordinary shares issued and outstanding will constitute a quorum.

Brokers holding ordinary shares in street name, who do not receive voting instructions from the beneficial owners of those shares, are entitled to vote on “routine” proposals, such as the election of directors and the ratification of our independent auditors. Accordingly, if a shareholder’s ordinary shares are held by a broker and the shareholder does not submit a proxy card, the brokerage firm may choose to vote for the shareholder or leave the shareholder’s shares unvoted. A “broker non-vote” occurs if (i) the broker chooses to vote for the shareholder on one routine matter but not on another or (ii) if the shareholder did not instruct the broker as to how it should vote on “non-routine” matters. Broker non-votes will be counted as present and entitled to vote for quorum purposes but are not considered votes cast. Consequently, broker non-votes will not affect the outcome of the vote.

Abstentions will be counted as present and entitled to vote for quorum purposes but, unlike broker non-votes, will have the effect of a negative vote.

Except in the case of broker non-votes, if a proxy is submitted without designating “FOR,” “AGAINST,” or “ABSTAIN” for any proposal, the ordinary shares represented by such proxy will be voted FOR such proposal.

Any proxy may be revoked at any time before it is voted by written notice to our Chief Executive Officer, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the annual meeting.

The cost of this proxy solicitation will be borne by Apex Silver. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, telegraph or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our ordinary shares registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the election of the following four nominees:

Harry M. Conger
Rodman L. Drake
Ian Masterton-Hume
Charles B. Smith.

The affirmative vote of the holders of a majority of the ordinary shares entitled to vote and represented in person or by proxy at the annual meeting is required for the election of directors. If a nominee becomes unable to serve before the meeting begins, Apex Silver may nominate a substitute nominee and votes cast for or against the listed nominee will be cast in the same manner with respect to the substitute nominee.

Our Memorandum and Articles of Association establish a classified board of directors with three classes of directors. At each annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three-year term. The board of directors has nominated for election at the annual meeting the four persons named above to serve until the 2010 annual meeting of shareholders or until their successors are elected, and each of the four persons named above has consented to being named as a nominee. Each nominee is currently a director of Apex Silver.

The following table sets forth the name and age of each director, indicating all positions and offices with Apex Silver presently held, and the period during which each person has served as a director:

Name	Age	Term as a Director
Jeffrey G. Clevenger	57	President and CEO, Director since October 2004
Harry M. Conger	76	Director since April 1997
Rodman L. Drake	64	Director since April 2007
Ove Hoegh	70	Director since April 1997
Keith R. Hulley	67	Director since April 1997
Ian Masterton-Hume	56	Director since April 2007
Kevin R. Morano	53	Director since February 2000
Terry M. Palmer	62	Director since September 2004
Charles B. Smith	68	Director since March 2000
Paul Soros	80	Director since March 1996

The board of directors has determined that the following directors are independent as defined in the American Stock Exchange listing standards:

Harry M. Conger
Ove Hoegh
Kevin Morano
Terry M. Palmer
Charles B. Smith
Paul Soros

Our two newest directors, Ian Masterton-Hume and Rodman Drake, were appointed to the board of directors in April 2007. Because these individuals were only recently appointed, the board of directors has not yet completed its review to determine whether they are independent under American Stock Exchange listing standards.

The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to us by the nominee.

Nominees For Election

Harry M. Conger, age 76, director since April 1997.

Mr. Conger is a leading figure in the international mining community. A 40-year veteran of the industry, he is a former Chairman and Chief Executive Officer of Homestake Mining Company, which in 2001 merged with Barrick Gold Corporation to form one of the largest precious metals mining companies in the world. During his distinguished career, Mr. Conger has held directorships in several major American public corporations, including Pacific Gas and Electric Company (PG&E) and Baker Hughes Inc., and is currently a director of ASA Bermuda Limited. He is a former Chairman of the American Mining Congress and the World Gold Council and a distinguished member of the American Institute of Mining Engineers and the American Institute of Mining, Metallurgical and Petroleum Engineers. Mr. Conger holds honorary Doctorate degrees from the Colorado School of Mines and South Dakota School of Mines and Technology and is a registered Professional Engineer in both Arizona and Colorado.

Rodman L. Drake, age 64, director since April 2007.

Since 1997, Mr. Drake has served as Managing Director of Baringo Capital and its predecessors, a private equity group focused on investments in mining and venture capital, which he also co-founded. He also serves on the Advisory Board of Resource Capital Funds ($850 million), a private equity fund focused in the natural resources sector. From 1994 to 1997, he served as co-founder and co-chairman of KMR Power Company, which developed independent power projects in Latin America. Prior to 1994, Mr. Drake held various positions in consulting companies including President of The Mandrake Group, focused on strategy and organizational design, from 1991 to 1994, and Chief Executive Officer and Managing Partner of Cresap, McCormick and Paget, a leading international management and strategy consulting firm, from 1980 to 1991. Mr. Drake serves as a director of Student Loan Corporation, a large provider of student loans; Jackson Hewitt, a tax preparation service company; Hyperion/Brookfield Funds, two closed-end funds focused on mortgage-backed securities, where he serves as Chairman; Parsons Brinkerhoff, a privately owned employee-owned global infrastructure engineering firm; Crystal River Capital, a REIT; Celgene Corp., a global biopharmaceutical company, and Excelsior and Laudus Funds, a family of mutual funds sponsored by U.S. Trust/Schwab, where he serves as Chairman. Mr. Drake holds a B.A. in Latin American Studies from Yale University and an M.B.A. from Harvard Business School.

Ian Masterton-Hume, age 56, director since April 2007.

Mr. Hume has over 30 years experience in the natural resource industry. Since January 2000, he has been a partner of The Sentient Group, a manager of closed-end private equity funds specializing in global investment in the natural resources sector headquartered in Sydney, Australia, which he also co-founded. From 1994 to 2000, Mr. Hume served as a consultant to AMP Society’s Private Capital Division, focused on international mining and telecommunications investments primarily in North and South America, Russia and the Pacific Rim. His experience prior to 1994 includes serving as a consultant to Equatorial Mining in Santiago, Chile, regarding development of its copper assets, and approximately 23 years of investment management and investment banking experience for companies in Australia and the United Kingdom, including Impala Pacific Corporation in Hong Kong, Bain & Company in Sydney, Australia and the Jessel Group of companies in London and South Africa. He is also currently a director of Andean Resources Ltd. Mr. Hume attended both Harrow School (England) and Nice University (France).

Charles B. Smith, age 68, director since March 2000.

Mr. Smith is a mining executive with over 35 years of experience in the industry. His distinguished background includes a seven-year tenure with Southern Peru Copper Company, one of the world’s largest copper producers, where he served in various executive capacities including President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and an 18-year career with Atlantic Richfield Company (ARCO), a diversified resource company, where he held a wide range of senior positions including Vice President of US Operations and Marketing of its subsidiary ARCO Coal Company and Vice President of Engineering and Research at its subsidiary Anaconda Minerals Company. Mr. Smith holds a B.Sc. in Mining Engineering from the University of Arizona.

Other Directors

Information regarding the remaining members of the Board of Directors appears below.

Jeffrey G. Clevenger, age 57, director since October 2004.

Mr. Clevenger was elected to serve as a director and appointed as our President and Chief Executive Officer in October 2004. Mr. Clevenger worked as an independent consultant from 1999, when Cyprus Amax Minerals Company, his previous employer, was sold, until he joined us in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America.

Ove Hoegh, age 70, director since April 1997.

Mr. Hoegh is an investor with more than 40 years of experience in the international shipping industry. He is a former Chief Executive, Chief Operating Officer and Director of Leif Hoegh & Co. ASA, a family-owned shipping business with over $1 billion in assets. His past career also includes service on the shareholders’ council of ESSO Norway, Den Norske Creditbank and several other major Norway-based public corporations. In addition, he has been a member of the Board of Directors of the Energy Policy Foundation of Norway, the steering committee of the International Maritime Industry Forum and the executive committee of the Independent Tanker Owners’ Association. Mr. Hoegh is a  graduate of the Royal Norwegian Naval Academy and holds an M.B.A. from Harvard University.

Keith R. Hulley, age 67, director since April 1997.

A 40-year mining veteran, Mr. Hulley has been with the company since October 1996. In March 1998, he was appointed President and Chief Operating Officer and in October 2004 he assumed the position of Chief Executive Officer. Mr. Hulley retired from the position of Chief Executive Officer in September 2004 and remains a director and Chairman of the Apex Silver Board of Directors. Prior to joining Apex Silver, Mr. Hulley served as a member of the Board of Directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly traded international company that produced nickel, gold and copper. Prior to Western Mining, he held a number of executive positions in the mining industry, including Chief Executive Officer and Chairman of the Board of Directors of

USMX Inc., a publicly traded mining and exploration company; President of the Minerals Division and Senior Vice President of Atlas Corporation, a diversified mining company; Vice President of Mining and Development of the US Division of BP Minerals Inc., a major international mining company; and various engineering and management positions including Superintendent of Kennecott’s Bingham Canyon copper mining operations. Mr. Hulley became a director of Gabriel Resources Ltd. in February 2006. He is also a member of the American institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy. He holds a B.Sc. in Mining Engineering from the University of Witwatersrand in South Africa and an M.Sc. in Mineral Economics from Stanford University.

Kevin R. Morano, age 53, director since February 2000.

Mr. Morano is currently Managing Principal with KEM Capital LLC, a private equity investment company and provider of management advisory services. From March 2002 to March 2007, Mr. Morano worked for Lumenis Ltd., a laser and light-based technology company specializing in medical devices for aesthetic, surgical and ophthalmic applications. His positions with Lumenis included Chief Financial Officer from March 2002 to March 2004 and Senior Vice President for Marketing and Business Development from March 2004 to March 2007. Prior to joining Lumenis, Mr. Morano held a number of senior executive positions with major American public companies including a 21-year career at ASARCO Incorporated, a global copper mining company, and specialty chemicals and aggregates producer, which was acquired by Grupo de Mexico in December 1999. At ASARCO, Mr. Morano served in various senior executive capacities including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Mr. Morano holds a B.Sc. in Finance from Drexel University and an M.B.A. from Rider University.

On April 26, 2006 the Securities and Exchange Commission filed a Complaint in U.S. District Court against Lumenis Ltd., one of its former officers and Mr. Morano, alleging violations of the anti-fraud and other provisions of federal securities law. With respect to Mr. Morano, the Complaint alleges that Mr. Morano knowingly or recklessly permitted the improper accounting of certain sales transactions, which resulted in the publication by Lumenis Ltd. of materially false financial statements in 2002 and 2003. If Mr. Morano is found liable, he may be subject to injunctions and monetary penalties as well as an order prohibiting him from serving as an officer or director of any public company, including Apex Silver. Lumenis Ltd. and the former officer, without admitting or denying the allegations in the Complaint, have each settled the claims brought against them. Mr. Morano has informed Apex Silver that he intends to vigorously defend himself against the allegations.

Terry M. Palmer, age 62, director since September 2004.

Mr. Palmer is Chairman of Apex Silver’s Audit Committee. He has 40 years of financial, management and accounting experience with a particular focus on the mining industry. Since January 2003, Mr. Palmer has worked on a part-time basis for and is a principal of the CPA firm of Marrs, Sevier & Company, LLC. He spent 36 years at Ernst & Young LLP where he rose from a staff position to Partner responsible for audit and advisory services to major international mining companies and serving as the technical consulting partner in the Securities and Exchange Commission-related business. Mr. Palmer is also a director of Allied Nevada Gold Corp. Mr. Palmer holds a B.Sc. in Business Administration from Drake University and an MBA from the University of Denver. He is a Certified Public Accountant and a Member of the American Institute and Colorado Society of Certified Public Accountants.

Paul Soros, age 80, director since March 1996.

Mr. Soros serves on the Investment Advisory Committee of Quantum Industrial, a member of the Quantum Group of Funds. Mr. Soros is the founder and former President of Soros Associates, an international engineering firm specializing in port development and offshore terminal and material handling projects for the mining and other basic industries in more than 80 countries. Mr. Soros has served on the Review Panel of the President’s Office of Science and Technology and the US-Japan Natural Resources Commission. A recipient of the Outstanding Engineering Achievement Award of the National Society of Professional Engineers, he holds several patents in material handling and offshore technology and is the author of over 100 technical articles. Mr. Soros holds a Masters degree in Mechanical Engineering from the Polytechnic Institute of Brooklyn and is a licensed Professional Engineer in numerous states.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for our 2007 fiscal year.

The affirmative vote of the holders of a majority of the ordinary shares entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent accountants for the fiscal year 2007. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of PricewaterhouseCoopers LLP to serve as our independent accountants.

PricewaterhouseCoopers LLP has served as our independent accountants since our inception. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit or review of Apex Silver’s financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

	December 31
	2006	2005
Audit Fees(1)	2,482,145	1,221,283
Audit-Related Fees	—	—
Tax Fees(2)	554,168	565,723
All Other Fees(3)	26,632	—
Total Fees	$3,062,945	$1,787,000

(1)          Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of  our quarterly financial statements, services rendered in connection with the audit of our internal controls and procedures as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services rendered to furnish consents in connection with registration statements filed by Apex Silver during 2006 and 2005.

(2)          Tax fees include fees for services rendered in connection with the preparation of our tax returns in the United States and other foreign jurisdictions as well as international tax planning services.

(3)          Amounts shown relate primarily to services rendered in connection with providing access to audit work papers to Sumitomo Corporation and their financial advisors during the course of due diligence for the September 2006 transaction.

The Audit Committee charter includes certain policies and procedures regarding the pre-approval  of audit and non-audit services performed by an outside accountant. The Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934 and any rules promulgated thereunder. Pre-approval authority may be delegated to a Committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full Committee at its next scheduled meeting. All of the services provided under the captions “Tax Fees” and “All Other Fees,” were approved by the Audit Committee pursuant to its pre-approval policy as provided in the Audit Committee charter.

THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

The board of directors met ten times during 2006.

Audit Committee.   We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held ten meetings during 2006, and is currently comprised of Messrs. Hoegh, Palmer and Smith. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards. The Audit Committee reviews our financial reporting process, system of internal controls, audit process, process for monitoring compliance with applicable law and our code of conduct. The Audit Committee is also responsible for the engagement of, and evaluates the performance of, our independent accountants.

The board of directors has adopted a written charter for the Audit Committee. The charter may be viewed on Apex Silver’s website at www.apexsilver.com. To view the charter, click on “About Apex Silver” on the left side of the page and then click on “Corporate Governance.”

The board of directors has determined that Mr. Palmer qualifies as an “Audit Committee Financial Expert” as that term is defined in rules promulgated by the Securities and Exchange Commission and is independent as defined by the American Stock Exchange listing standards.

Compensation Committee.   The Compensation Committee held three meetings during 2006, and is currently comprised of Messrs. Conger, Morano, and Soros. Each member of the Compensation Committee is independent as defined by the American Stock Exchange listing standards. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our 2004 Equity Incentive Plan and provide counsel regarding key personnel selection.

The board of directors has adopted a charter for the Compensation Committee, a copy of which is available on Apex Silver’s website at www.apexsilver.com. To view the charter, click on “About Apex Silver” on the left side of the page and then click on “Corporate Governance.”

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee, which met four times during 2006, is currently comprised of Messrs. Conger, Hoegh, Morano, Palmer and Smith. Each member of the corporate governance and nominating committee is independent as defined by the American Stock Exchange listing standards. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the Board’s performance and selecting and evaluating prospective board of director nominees and reviewing all matters pertaining to fees and retainers paid to directors for service on the board of directors or a board committee. The Committee also oversees and provides advice to the Board regarding our corporate governance policies, practices and procedures.

The board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on Apex Silver’s website at www.apexsilver.com. To view the charter, click on “About Apex Silver” on the left side of the page and then click on “Corporate Governance.”

Shareholder Nominations

The Corporate Governance and Nominating Committee will receive, review and evaluate director candidates recommended by shareholders. The Committee has adopted written procedures to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be evaluated by the Committee in the same manner as candidates which are not proposed by shareholders.

While shareholders may propose director nominees at any time, we must receive the required notice (described below) on or before the date set forth in the prior year’s annual proxy statement under the heading “Shareholder Proposals” in order to be considered by the Committee in connection with our next annual meeting of shareholders (typically held in June of each year).

Shareholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the Chairman of the Corporate Governance and Nominating Committee, which identifies the candidate and includes certain information regarding the nominating shareholder and the candidate. A description of the required notice is available on our website at www.apexsilver.com. To view the procedures regarding shareholder nomination of directors, click on “About Apex Silver” on the left side of the page and then click on “Corporate Governance.”

A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Apex Silver. The Corporate Governance and Nominating Committee will evaluate the independence of directors and potential directors, as well as his or her business experience, or specialized skills or experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

Communication with the Board

We have established a process for security holders to communicate with the board of directors. Security holders wishing to communicate with the board of directors of Apex should send an email, write or telephone Gerald J. Malys, Senior Vice President and Chief Financial Officer, at:

Apex Silver Mines Corporation
1700 Lincoln Street
Suite 3050
Denver, CO  80203
Telephone:  (303) 839-5060
Facsimile:  (303) 839-5907
gerald.malys@apexsilver.com

All such communication must state the type and amount of Apex Silver securities held by the security holder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Mr. Malys will forward all such communication to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

All members of the board of directors are encouraged, but not required, to attend the annual meeting of shareholders. Six directors attended last year’s annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Apex Silver or any of its subsidiaries.

Director Compensation

Directors who are employees of Apex Silver receive no fees for Board service. Currently, Mr. Clevenger is the only director who is also an employee. Non-employee directors receive compensation for their service as a director. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services.

During 2007 our board of directors adopted a Non-Employee Director Deferred Compensation and Equity Award Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan sets forth the compensation which our non-employee directors will be entitled to receive for their service on the board. In connection with the approval of this new compensation arrangement, the board of directors suspended the grant of options under our Non-Employee Directors’ Share Plan.

Under the new compensation arrangement, each non-employee director will receive the amounts described below.

Initial Election Fee—On the date such person initially becomes a director, each non-employee director will receive a number of Restricted Stock Units equal to $45,000 divided by the closing price of Apex’s ordinary shares on the grant date. The Restricted Stock Units vest one year after the date of grant so long as the individual is still serving as a director. Each Restricted Stock Unit entitles the director to  receive one unrestricted Apex Silver ordinary share for each Restricted Stock Unit. The ordinary shares with respect to all vested Restricted Stock Units are issuable by Apex Silver upon the termination of the director’s service on the board.

Annual Retainer—On the date of the annual shareholder’s meeting, each non-employee director is entitled to receive $20,000 in cash and a number of Restricted Stock Units equal to $45,000 divided by the closing price of Apex’s ordinary shares on the grant date. The Restricted Stock Units vest one year after the date of grant so long as the individual is still serving as a director. Each Restricted Stock Unit entitles the director to receive one unrestricted Apex Silver ordinary share. The ordinary shares with respect to all vested Restricted Stock Units are issuable by Apex Silver upon the termination of the director’s service on the board.

Committee Chairperson—The chairman of each of our board committees will receive an annual cash retainer, payable on the date of the annual shareholders’ meeting. For 2007, our Audit Committee chairman will receive a retainer of $10,000 and the chairmen of the Compensation Committee and the Corporate Governance and Nominating Committee will each receive $5,000.

Meeting Fees—Non-employee directors will receive $1,000 in cash for each board or committee meeting that the director attends in person or by telephone.

Our non-employee directors may defer all or a portion of the cash payments described above and elect instead to be awarded a number of Restricted Stock Units, each of which entitles the director to receive one unrestricted Apex Silver ordinary share at a future date. Each non-employee director may deliver an annual deferral election to the company specifying the amount of the cash payments the director has elected to defer and the period of deferral. Amounts may be deferred for any period selected by the director. The number of Restricted Stock Units granted in connection with the deferral of cash payments will be determined by dividing the amount of the cash payment by the closing price of Apex Silver ordinary shares on the date the cash payment would have otherwise been paid.

All ordinary shares issued in connection with the Deferred Compensation Plan will be awarded pursuant to the existing Apex Silver 2004 Equity Incentive Plan.

Compensation during 2006

During 2006, our non-employee director compensation program consisted of two principal components: share options and cash payments. The Non-Employee Directors’ Share Plan provided for the automatic grant of (i) a fully vested and exercisable option to purchase a number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant to each non-employee director at the effective date of his initial election to the board of directors, (ii) a fully vested and exercisable option to purchase the number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant at the close of business of each annual meeting of the shareholders, and (iii) at the close of business of each meeting of the board of directors, a fully vested and exercisable option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase ordinary shares with an exercise price equal to the closing price of the ordinary shares on the American Stock Exchange on such date, without regard to whether the non-employee director attends the meeting. During 2006, pursuant to the Non-Employee Directors’ Share Plan, each non-employee director received as compensation the following options to purchase our ordinary shares:

Date of 2006 Grant	Number of Shares	Exercise Price
01/11/06	713	$14.61
02/21/06	540	$19.30
03/06/06	406	$23.40
03/27/06	433	$24.06
04/06/06	413	$26.00
06/08/06	3,616	$13.83
06/08/06	790	$13.83
09/07/06	494	$17.04
09/20/06	579	$14.55
10/31/06	538	$15.80
12/07/06	359	$16.40

In addition, non-employee directors were paid $1,000 for attendance at board meetings and $750 for attendance at board committee meetings. The Chairman of the Audit Committee  received an annual cash retainer of $15,000. The other members of the Audit Committee each received an annual retainer of $5,000. The Chairmen of the Compensation Committee and the Corporate Governance and Nominating Committee each received an annual cash retainer of $3,000.

Mr. Hulley retired as an officer of Apex Silver effective January 1, 2006. In connection with his retirement, he and Apex Silver entered into a Retirement Agreement and Release dated February 13, 2006 (the “Retirement Agreement”). The Retirement Agreement was filed as an exhibit to a Current Report on Form 8-K filed by Apex Silver on February 27, 2006. As provided in the Retirement Agreement, Mr. Hulley received cash payments during 2006 of $60,000 as compensation for his service as the Chairman of the board of directors during 2006. He also received an aggregate of $7,000 for attendance at board meetings during 2006.

The table below sets forth all compensation awarded to our non-employee directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harry M. Conger(1)	$17,500	—	$73,731	—	—	—	$91,231
Ove Hoegh(1)	$27,750	—	$73,731	—	—	—	$101,481
Keith R. Hulley(2)(3)	$67,000	—	$73,731	—	—	—	$140,731
Kevin R. Morano(1)	$18,250	—	$73,731	—	—	—	$91,981
Terry Palmer(1)	$35,500	—	$73,731	—	—	—	$109,231
Charles B. Smith(1)	$25,500	—	$73,731	—	—	—	$99,231
Paul Soros(1)	$11,250	—	$73,731	—	—	—	$84,981

(1)          The options held by Apex Silver’s non-employee directors (other than Mr. Hulley) as of December 31, 2006 are shown in the table below. All such options are fully vested and exercisable.

Harry M. Conger	69,450
Ove Hoegh	72,575
Kevin R. Morano	57,178
Terry M. Palmer	19,223
Charles B. Smith	53,934
Paul Soros	72,575

(2)          At December 31, 2006, Mr. Hulley held options to purchase 208,881 ordinary shares. Of this amount, 8,881 shares may be received upon exercise of options granted during 2006 in connection with his service as a director. The amount shown in the table above includes only these shares. The remaining 200,000 options were awarded in December 2003 (100,000 shares) and June 2004 (100,000 shares)  in connection with his service as the President and Chief Executive Officer of Apex Silver. The Retirement Agreement executed between Apex Silver and Mr. Hulley in January 2006 provides for stock options grants in 2007 and 2008, to be calculated as set forth in the Retirement Agreement, in the event that his December 2003 or June 2004 stock option grants expire unexercised. Mr. Hulley must remain a director of Apex Silver in order to be eligible for these future grants. On January 2, 2007, Mr. Hulley’s December 2003 grant of 100,000 options expired unexercised. As provided in the Retirement Agreement, Apex Silver granted to Mr. Hulley options to purchase 34,014 ordinary shares at an exercise price of $15.89 per share. The full grant date fair value of the award, computed in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”), was $250,000.  Because this option award was issued in connection with Mr. Hulley’s service as an officer, it is not included in the above table. The remaining 100,000 options will expire on January 2, 2008, and if they do expire, Apex Silver will issue replacement options on the terms provided in the Retirement Agreement.

(3)          As provided in his Retirement Agreement, in 2006 Mr. Hulley received a grant of 20,000 restricted ordinary shares, which vest in equal installments over four years beginning on February 21, 2007. The full grant date fair value of the award, computed in accordance with FAS 123R, was $386,000.  Because this restricted stock award was issued in connection with Mr. Hulley’s service as an officer, it is not included in the above table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation program is designed to attract and retain top quality executive talent, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable company and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating shareholder value.

The Compensation Committee of our Board of Directors has responsibility for approving the compensation arrangements for our executives. The Compensation Committee acts pursuant to a charter that has been approved by our Board. During 2005, we retained The Hay Group to review our compensation structure and at that time, we adopted a three-part approach to executive compensation: base salary, annual performance-based cash bonuses, and long-term equity awards, including awards of restricted stock and ordinary share options. The review included establishing salary grades and total compensation targets for all executives based on benchmarking against a broad group of mining companies. These targets were used for compensation paid in 2006. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees.

In mid-2006, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) to evaluate the existing compensation structure and to develop a more narrow peer group against which to measure our compensation practices. The peer group consisted of the following fourteen U.S. and Canadian mining companies which are of comparable size to Apex Silver:

Cambior	Golden Star Resources Ltd.
Coeur D’Alene Mines Corporation	Hecla Mining Company
Eurozinc Mining Corp.	Northgate Minerals Corporation
FNX Mining Inc.	Pan American Silver Corporation
Gammon Lake Resources Inc.	Stillwater Mining Company
Minefinders Corporation, Inc.	Novagold Resources Inc.
Miramar Mining Corporation	Silver Standard Resources, Inc.

The Committee believes the specific peer group is a more appropriate benchmark and recognizes the need to revise the peer group to reflect the changes in Apex Silver’s operations over time. The analysis of compensation plans by Cook resulted in no significant changes to our compensation structure for 2007. Cook also assisted the Committee in making its evaluation of bonuses and long term compensation awards.

Objectives of Our Compensation Program

The compensation program for our executives is designed to attract, retain and reward talented executives who can contribute to our long-term success and thereby build value for our shareholders. The program is organized around the following fundamental principles:

A Substantial Portion of Executive Compensation Should be in the Form of Equity Awards.   The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our executives with the interests of our shareholders. For 2006, approximately 51% of the total compensation for our named executive officers (not including Mr. Lettes) was in the form of equity awards (either ordinary share options or restricted stock, based on the FAS 123R grant date fair value) and 49% was in the form of cash (either base salary or incentive bonuses) or perquisites.

A Substantial Portion of Executive Compensation Should be Performance-Based.   Our compensation program is designed to reward superior performance and deliver correspondingly lower compensation for weak performance. It accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each executive under our Incentive Bonus Plan range from 35% to 60% of the executive’s base salary. Awards for superior performance may result in a bonus of up to twice the targeted amount. Whether and to what extent bonuses under the bonus plan are paid depends on the extent to which the company-wide and individual goals set by the Compensation Committee are attained.

Our Compensation Program Should Enable Us to Compete for First-Rate Executive Talent.   Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive with industry standards. Because of recent increases in metals prices, numerous new mining projects are in development throughout the world and this has resulted in intense competition for the services of talented mining executives. To ensure that we are able to attract talented executives, the Compensation Committee seeks to create a compensation package for executives that delivers total compensation that is at least equal to the median of the total compensation delivered by other mining companies with which we compete for executive talent. To determine the appropriate target level of compensation for 2006, the Compensation Committee relied upon a broad-based index of mining companies, which includes both development and operating companies.

Components of our Compensation Program

Base Salary.   We establish base salaries for our executives based on the scope of their responsibilities, and take into account competitive market compensation paid by companies in our competitive peer group for similar positions. We believe that executive base salaries should be targeted to be consistent with the salaries for executives in similar positions and with similar responsibilities at comparable companies in order to best attract, retain and equitably reward our executives. Executive salaries for 2006 are shown below in the Summary Compensation Table.

We review base salaries annually, and adjust base salaries from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer’s recommendations, for each officer below the Chief Executive Officer level.

For 2006, the Compensation Committee elected to set base salaries for our executives at a level approximately equal to the median of a broad-based index of mining companies. Apex Silver is currently engaged in a transition from a development-stage company with no mining operations or revenues to a significant operating company. Unlike the first project for many development-stage mining companies, which is typically fairly small, our first project, the San Cristobal mine in Bolivia, will be one of the world’s largest silver, zinc and lead mines, based in a remote location with difficult operating conditions. It is expected to commence production in 2007 and we anticipate significant operating revenues in 2007. Because few, if any, mining companies fit this specific profile, the Compensation Committee concluded that it was more reasonable to rely on a broader index of mining companies for comparison purposes. In late 2006 the Committee reviewed base salaries levels against the more specific peer group described above, resulting in no significant changes.

Annual Cash Bonus.   Our executives participate in our Incentive Bonus Plan which provides annual cash awards to our executives based on the performance of the officer and the company as compared to performance standards established by the Compensation Committee. The target value of each award is determined by the Compensation Committee.

For 2006, there were two primary performance measures considered by the Compensation Committee in determining the amount of the annual cash bonus for 2006: progress on completion of the San Cristobal project and an increase in the company’s ore reserves and mineral resources. The most significant single factor, accounting for seventy-five percent of the executive’s possible bonus award, was the continued progress toward the successful completion of construction of the San Cristobal project on or before a target date of June 1, 2007 and within the original budget targets for the project. The second factor, an increase in the company’s ore reserves and mineral resources, including increases at San Cristobal or other projects, accounted for twenty-five percent of the executive’s possible bonus award.

The Compensation Committee established the following target awards for our executives’ performance during 2006:

	2006 Salary	Bonus Target (%)	Bonus Target ($)	Bonus Minimum	Bonus Maximum
Jeffrey G. Clevenger	$436,000	60%	$261,600	—	$523,200
Alan R. Edwards	$323,000	60%	$193,800	—	$387,600
Gerald J. Malys*	$168,247	45%	$75,711	—	$151,422
Robert P. Vogels	$170,000	35%	$59,500	—	$119,000

*                    Mr. Malys joined the company in June 2006 and the salary amount shown above is the pro-rated portion of his $300,000 annual salary. Bonus target and maximum amounts for 2006 were based on Mr. Malys’ prorated salary.

Awards under our Incentive Bonus Plan for performance during 2006 were paid in December 2006. The Compensation Committee determined the amount of the award after evaluating the performance of the executive and the company for 2006. The Committee concluded that progress toward the successful completion of the San Cristobal project had met expectations. In making this determination, the Committee considered the following factors, among others:

•       The San Cristobal project is on track to have its first saleable production during the third quarter of 2007 and commissioning activities at the site are well underway and effectively on schedule.

•       Executives have successfully managed the continuing political uncertainty in Bolivia.

•       An updated mine plan for the project was completed during 2006, based on additional information regarding the ore body that was uncovered during mine development activity. The updated mine plan resulted in an increased capital development cost of approximately 8% over the previous development plan. The higher construction costs are primarily related to record high commodity prices (which resulted in increased costs for certain construction materials) and the required stockpiling of increased amounts of oxide ore shown to be present in the ore body. Overall costs were within our targets after consideration of the change in the mine plan.

•       While there was one fatality suffered by one of our contractors during 2006, the overall safety record for the construction of the mine has been exceptional compared to industry standards.

•       Apex Silver recognized a $43 million net cash loss on metals derivative positions which were closed out in 2006. This unexpected loss was considered in evaluating current management’s performance for 2006, including the actions taken to successfully close out the positions.

•       The successful completion of the sale of 35% of the project to Sumitomo during 2006 resulted in a significant amount of unrestricted cash and a decrease in the level of risk associated with the political uncertainty in Bolivia. The Committee viewed this transaction as a critical success by management, who had successfully identified and completed the transaction that provided Apex Silver with significant cash resources.

The second performance criteria evaluated by the Compensation Committee was growth in the company’s ore reserves and mineral resources. Although Apex Silver does not yet have proven and probable reserves other than those associated with the San Cristobal project, the Committee concluded that we did make significant progress toward long-term growth in our reserves. Most importantly, the sale of 35% of the San Cristobal project to Sumitomo Corporation resulted in over $200 million in cash, as well as future cash flow from Sumitomo’s deferred payment obligations. The Sumitomo transaction, together with amounts raised from a successful equity offering during 2006, positioned Apex Silver to make significant future advances in reserve growth, either through advancement of our existing exploration properties or through acquisitions. Because of these significant improvements in our prospects for future reserve growth, the Compensation Committee concluded that the company and executives exceeded this performance measure.

After considering the above factors, in December 2006 the Compensation Committee recommended, and the full board of directors approved, the following cash bonuses to our named executives, each of which exceeded the target performance levels set by the Committee:

2006 Annual Incentive Bonus
Jeffrey G. Clevenger	$400,000
Alan R. Edwards	$210,000
Gerald J. Malys	$135,000
Robert P. Vogels	$76,500

Performance-Based Equity Awards.   A key component of our compensation program is the award of restricted stock and options under our 2004 Equity Incentive Plan. We believe that share ownership encourages long-term performance by our executive officers and aligns the interests of our officers with the interests of our shareholders.

The Compensation Committee has historically made annual grants of restricted stock and ordinary share options during December of each year as recognition for the prior year’s performance and to provide incentive for performance in future periods. Equity awards under the 2004 Equity Incentive Plan are discretionary.

The following awards under the 2004 Equity Incentive Plan were made during 2006:

	Ordinary Share Options	Restricted Stock
Jeffrey G. Clevenger	75,000	15,700
Alan R. Edwards	29,000	6,000
Gerald J. Malys	23,000	4,800
Robert P. Vogels	11,000	2,100

The ordinary share options and the restricted stock vest in four equal tranches over four years, with the first tranche vesting on December 7, 2007, and are intended to encourage the retention of our executives for at least the vesting period. Awards during 2006 and prior periods were specifically designed to retain executives through the development, construction and start-up of the San Cristobal project.

Equity awards are generally split, with seventy percent of the grant date fair value awarded in the form of stock options, and thirty percent of the value awarded in the form of restricted stock. The Committee elected to use this 70/30 split in order to balance the respective benefits and drawbacks of options awards and restricted stock awards. Both option awards and restricted stock awards provide executives with a significant opportunity to recognize gains from an increase in shareholder value. Grants of restricted stock, however, may result in less shareholder dilution since fewer shares are generally required to achieve the same award value.

In addition to the awards noted above, Apex Silver granted 30,000 stock options with an exercise price of $13.75 and 25,000 shares of restricted stock to Mr. Malys upon his initial appointment as the Chief

Financial Officer of Apex Silver. The number of options and shares granted are believed to be approximately the median level of similar awards for similar executives.

Perquisites and Other Benefits.   Because we believe that the compensation packages described above are adequate, we do not award significant perquisites to our executive officers. Each officer received our standard company match on his contributions to our 401(k) plan. These amounts were less than $10,000 per executive.

We have agreed to reimburse Mr. Edwards for the cost of up to four round trip airline tickets annually for his spouse to join him in Bolivia. Because Mr. Edwards’ responsibilities require that he spend long periods of time in Bolivia, the Compensation Committee deemed this to be an appropriate benefit. This benefit facilitates longer stays by Mr. Edwards in Bolivia, which provides a significant benefit to Apex Silver because he is able to more closely oversee our operations in Bolivia. We have also agreed to pay the taxes that are incurred by Mr. Edwards in connection with this benefit. During 2006, Mr. Edwards’ spouse made two trips to Bolivia and we incurred expenses of $10,254 related to airfare and meals, plus $6,579 related to the tax gross-up.

One-Time Incentive Bonuses.   We have, from time to time, awarded one-time incentive bonus awards to our executives related to the completion of specific, critical tasks.

During 2005, Mr. Lettes, our former chief financial officer, was granted a one-time incentive award related to the timely completion of the San Cristobal project finance facility. In 2006, following the successful first draw from the project finance facility, Mr. Lettes received a cash payment of $11,500 pursuant to this award. Because of certain delays in the successful completion of and first borrowing under the facility, the amount ultimately paid reflected only a portion of the possible award.

In addition, during 2004, Mr. Edwards was granted a one-time incentive award related to the timely completion of the San Cristobal project. The award was split into two distinct measures: (1) achievement of “mechanical completion” on time and within budget, and  (2) achievement of the criteria necessary to constitute “completion” under the terms of the project finance facility within 75% of the time specified for such event. Mr. Edwards is entitled to a grant of 4,000 fully vested ordinary shares with respect to each of these performance measures. These performance measures have not yet been achieved and thus the number of shares that may ultimately be issued to Mr. Edwards’ pursuant to this incentive award is uncertain.

We have no similar one-time bonus arrangements with any of our other named executive officers.

Share Ownership Guidelines

Our executives are expected to maintain a minimum level of ownership of Apex Silver ordinary shares. Our Chief Executive Officer is expected to maintain a level of ownership equal in value to four times his annual base salary. Our other executives are expected to hold ordinary shares equal in value to two times the executive’s base salary. For the purpose of meeting this threshold, we count actual shares owned, as well as shares held in retirement accounts and outstanding restricted shares. We do not count shares issuable upon exercise of options.

We do not require executives to purchase shares in order to reach these ownership guidelines. However, each executive is required to retain at least fifty percent of his equity awards, net of tax payments and exercise price, until the expected level of ownership is attained.

Recovery of Previous Awards

We do not have a formal or informal policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

During 2007, the board of directors approved certain conditions to the receipt of future equity awards. Under the new terms the executive may not be employed by another mining company or solicit or hire any of Apex Silver’s employees within six months after termination of employment. If the executive breaches these provisions, he would be required to repay a portion of the income recognized by the executive on any restricted stock awards that vested within 6 months of the termination of his employment.

Policies Regarding Option Awards

The Compensation Committee has generally followed a practice of making all option grants to its executive officers on a single date each year, typically on the date of the December board meeting. We do not have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information.

While the bulk of our option awards to executives have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to executives at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We do not have any program, plan or practice to time such ad hoc awards in coordination with the release of material non-public information.

All option awards made to our executives, or any of our other employees or directors, are now made pursuant to our 2004 Equity Incentive Plan. Under the 2004 Equity Incentive Plan, the exercise price of the option is determined by the Compensation Committee and may not be lower than the closing price of our ordinary shares on the American Stock Exchange on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our ordinary shares in a period preceding, surrounding or following the grant date. While the Charter of the Compensation Committee permits delegation of the Committee’s authority to grant options in certain circumstances, all grants to executives are made by the Compensation Committee itself and not pursuant to delegated authority.

Summary Compensation Table

Compensation information is set forth below for our named executive officers for 2006. We have not entered into employment agreements with any of our executive officers but have certain arrangements regarding payments following termination of employment. See “Post-Employment Payments.” All executives are employed on an at-will basis.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Jeffrey G. Clevenger President and Chief Executive Officer	2006	$436,000	—	$563,423		$445,542		$400,000		$7,500	(3)	$1,852,465
Alan R. Edwards Executive VP and Chief Operating Officer	2006	$323,000	—	$309,464		$157,053		$210,000		$24,333	(4)	$1,023,850
Gerald J. Malys(5) Senior VP and Chief Financial Officer	2006	$168,247	—	$133,755		$95,401		$135,000		$4,500	(6)	$536,903
Robert P. Vogels Vice President and Chief Accounting Officer	2006	$170,000	—	$22,206		$62,720		$76,500		$5,000	(7)	$336,426
Mark A. Lettes(8) Senior VP and Chief Financial Officer	2006	$154,616	—	$116,917	(9)	$179,186	(9)	$11,500	(10)	$320,086	(11)	$782,305

          (1) The assumptions used by Apex Silver in valuing the stock and option awards shown in the table are described in Note 2(l) to Apex Silver’s consolidated financial statements for the fiscal year ended December 31, 2006. Amounts shown reflect the amount recognized for 2006 in the consolidated financial statements of Apex Silver in accordance with FAS 123R. The amounts include compensation cost recognized with respect to awards granted in 2006 and previous years.

          (2) All named executive officers participate in the Apex Silver Incentive Bonus Plan. For all named executive officers other than Mr. Lettes, amounts shown in the table as “Non-Equity Incentive Plan Compensation” reflect cash bonuses paid in December 2006 for performance by the executive during 2006. The relevant performance measure and the target value of each award was determined by the Compensation Committee during 2005. See “Compensation Discussion and Analysis—Components of Compensation”.

          (3) Amounts shown as “All Other Compensation” for Mr. Clevenger reflects $7,500 contributed to the Apex Silver 401(k) Plan on Mr. Clevenger’s behalf.

          (4) Amounts shown as “All Other Compensation” for Mr. Edwards includes $7,500 contributed to the Apex Silver 401(k) Plan on Mr. Edward’s behalf. The amount also includes $16,833 in connection with an arrangement by which Apex Silver paid for Mr. Edwards’ spouse to accompany him on two of Mr. Edwards’ trips to Bolivia. Of this amount, $10,254 reflects the incremental cost to the company in connection with the purchase of airline tickets and meals, and $6,579 reflects the amount paid to Mr. Edwards as a tax gross-up.

          (5) Mr. Malys joined as Senior Vice President and Chief Financial Officer of Apex Silver on June 12, 2006. The salary amount shown reflects amounts paid from June 12, 2006 through December 31, 2006. His annualized salary for 2006 was $300,000.

          (6) Amounts shown as “All Other Compensation” for Mr. Malys reflects $4,500 contributed to the Apex Silver 401(k) Plan on Mr. Malys’ behalf.

          (7) Amounts shown as “All Other Compensation” for Mr. Vogels reflects $5,000 contributed to the Apex Silver 401(k) Plan on Mr. Vogels’ behalf.

          (8) Mr. Lettes ceased to serve as an officer of Apex Silver on June 10, 2006. The salary shown reflects the amount paid from January 1, 2006 through June 10, 2006. As provided in the Settlement Agreement and Release dated June 9, 2006, Mr. Lettes received (i) $247,695 representing all severance amounts to which he was entitled pursuant to the Apex Silver Severance Compensation Plan, and (ii) $60,300 representing all amounts to which he was entitled pursuant to the Apex Silver Incentive Bonus Plan, at the target bonus level, prorated through June 30, 2006. A copy of the Settlement Agreement and Release was filed as an exhibit to Apex Silver’s quarterly report on Form 10-Q for the quarter ended June 30, 2006.

          (9) Under the terms of the Settlement Agreement and Release with Mr. Lettes, the restrictions on 7,800 restricted ordinary shares held by Mr. Lettes lapsed on June 17, 2006. The 7,800 restricted ordinary shares were granted to Mr. Lettes in 2005 and prior periods. In addition, all outstanding option awards held by Mr. Lettes were amended to provide that all unvested options immediately vested and that all options, including options that had already vested, will remain exercisable until June 30, 2009. The incremental expense, computed in accordance with FAS 123R, associated with the modifications to these equity awards, is included in the amounts shown for Mr. Lettes in the Stock Awards and Options Awards columns.

    (10) Mr. Lettes was awarded a discretionary cash bonus of $11,500 in 2006 in connection with the successful closing of the San Cristobal project finance facility. See “Compensation Discussion and Analysis—Components of Compensation—One-Time Incentive Bonuses.”

    (11) Amounts shown as “All Other Compensation” for Mr. Lettes include:

•        $247,695 paid pursuant to the Settlement Agreement and Release representing all severance amounts to which he was entitled pursuant to the Apex Silver Severance Compensation Plan;

•        $60,300 paid pursuant to the Settlement Agreement and Release, representing the target bonus amount under the Apex Silver Incentive Bonus Plan;

•        $5,000 contributed to the Apex Silver 401(k) plan on Mr. Lettes’ behalf; and

•        $7,091 paid on behalf of Mr. Lettes and his spouse for COBRA medical and dental insurance benefits for the period from June 30, 2006 to December 31, 2006.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant date fair value of stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)(2)	Options (#)(2)	Awards ($ / Sh)	and option awards
Jeffrey G. Clevenger	12/7/2006	—	—	—	—	75,000	$16.40	$580,766
	12/7/2006	—	—	—	15,700	—	—	$257,480
	12/7/2006	0	$279,600	$559,200	—	—	—	—
Alan R. Edwards	12/7/2006	—	—	—	—	29,000	$16.40	$224,563
	12/7/2006	—	—	—	6,000	—	—	$98,400
	12/7/2006	0	$204,000	$408,000	—	—	—	—
Gerald J. Malys(3)	6/12/2006	—	—	—	—	30,000	$13.75	$199,621
	6/12/2006	—	—	—	25,000	—	—	$343,750
	12/7/2006	—	—	—	—	23,000	$16.40	$178,102
	12/7/2006	—	—	—	4,800	—	—	$78,720
	12/7/2006	0	$141,750	$283,500	—	—	—	—
Robert P. Vogels	12/7/2006	—	—	—	—	11,000	$16.40	$85,179
	12/7/2006	—	—	—	2,100	—	—	$34,440
	12/7/2006	0	$63,700	$127,400	—	—	—	—
Mark A. Lettes(4)	6/17/2006	—	—	—	7,800	—	—	$46,321
	6/17/2006	—	—	—	—	6,250	$14.12	$369
	6/17/2006	—	—	—	—	12,500	$16.95	$(8,538)
	6/17/2006	—	—	—	—	7,500	$16.68	$1,958
	6/17/2006	—	—	—	—	21,000	$18.01	$28,211
	6/17/2006	—	—	—	—	18,750	$14.12	$56,063
	6/17/2006	—	—	—	—	12,500	$16.95	$37,000
	6/17/2006	—	—	—	—	2,500	$16.98	$7,450

(1)             All named executive officers are eligible to participate in the Apex Silver Incentive Bonus Plan. With the exception of Mr. Lettes (who was no longer with the company in December), each named executive officer received a non-equity incentive award, the final payout of which will be dependent on the performance of the company and the executive during 2007. See “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus.”  As shown in the table below, target bonus amounts are equal to a specified percentage of the executive’s 2007 salary.

	2007 Salary	Target Bonus (%)	2007 Target Bonus ($)
Jeffrey G. Clevenger	$466,000	60%	$279,600
Alan R. Edwards	$340,000	60%	$204,000
Gerald J. Malys	$315,000	45%	$141,750
Robert P. Vogels	$182,000	35%	$63,700

(2)             All restricted stock and option awards were granted pursuant to Apex Silver’s 2004 Equity Incentive Plan. All awards shown above were awarded by the Compensation Committee as discretionary bonuses in December 2006, except for the award granted to Mr. Malys on June 12, 2006 upon commencement of employment and the awards held by Mr. Lettes which were materially modified in June 2006. See “Compensation Discussion and Analysis—Components of Compensation—Performance-Based Equity Awards.”  All restricted ordinary shares and ordinary share options granted to the named executive officers in December 2006 will vest in equal tranches over four years beginning on December 7, 2007. All ordinary share options described above, other than Mr. Lettes’ modified options, will expire ten years following the date of grant unless exercised.

(3)             Mr. Malys received a signing bonus of 30,000 ordinary share options and 25,000 restricted ordinary shares in June 2006 in connection with the commencement of his employment.

(4)             All awards shown for Mr. Lettes reflect material modifications made to his prior equity awards pursuant to the terms of his Settlement Agreement and Release. Under the terms of his Settlement Agreement, the restrictions on 7,800 restricted ordinary shares held by Mr. Lettes lapsed on June 17, 2006. The incremental fair value, computed in accordance with FAS 123R, with respect to the modification to the restricted ordinary share awards was $46,321. In addition, all outstanding option awards held by Mr. Lettes were amended to provide that all unvested options immediately vested and all options, including vested options, will remain exercisable until June 30, 2009. The incremental fair value, computed in accordance with FAS 123R, with respect to the modification to the option awards was $122,513.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Clevenger(2)	66,666	33,334	—	$21.05	10/11/2014	—	—	—		—
	17,600	52,800	—	$18.01	12/8/2015	—	—	—		—
	0	75,000	—	$16.40	12/7/2016	—	—	—		—
	—	—	—	—	—	58,675	$932,346	—		—
Alan R. Edwards(3)	33,333	16,667	—	$16.94	6/21/2014	—	—	—		—
	6,750	20,250	—	$18.01	12/8/2015	—	—	—		—
	0	29,000	—	$16.40	12/7/2016	—	—	—		—
	—	—	—	—	—	32,100	$510,069	—		—
	—	—	—	—	—	—	—	8,000	(4)	$127,120
Gerald J. Malys(5)	—	30,000	—	$13.75	6/12/2006	—	—	—		—
	—	23,000	—	$16.40	12/7/2016	—	—	—		—
	—	—	—	—	—	29,800	$473,522	—		—
Robert P. Vogels(6)	3,750	11,250	—	$16.16	1/31/2015	—	—	—		—
	2,250	6,750	—	$18.01	12/8/2015	—	—	—		—
	0	11,000	—	$16.40	12/7/2016	—	—	—		—
	—	—	—	—	—	3,825	$60,779	—		—
Mark A. Lettes	6,250	—	—	$14.12	6/30/2009	—	—	—		—
	12,500	—	—	$16.95	6/30/2009	—	—	—		—
	7,500	—	—	$16.68	6/30/2009	—	—	—		—
	21,000	—	—	$18.01	6/30/2009	—	—	—		—

(1)             The market value of stock awards held at the end of 2006 was computed using the year-end closing price of Apex Silver ordinary shares of $15.89.

(2)             Mr. Clevenger’s ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Shares
10/11/2007	$21.05	33,334	10/11/2007	10,000
12/7/2007	$16.40	18,750	12/7/2007	3,925
12/8/2007	$18.01	17,600	12/8/2007	4,325
12/7/2008	$16.40	18,750	10/11/2008	20,000
12/8/2008	$18.01	17,600	12/7/2008	3,925
12/7/2009	$16.40	18,750	12/8/2008	4,325
12/8/2009	$18.01	17,600	12/7/2009	3,925
12/7/2010	$16.40	18,750	12/8/2009	4,325
			12/7/2010	3,925

(3)             Mr. Edwards’ ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Shares
6/21/2007	$16.94	16,667	6/21/2007	7,000
12/7/2007	$16.40	7,250	12/8/2007	1,700
12/8/2007	$18.01	6,750	12/7/2007	1,500
12/7/2008	$16.40	7,250	6/21/2008	14,000
12/8/2008	$18.01	6,750	12/8/2008	1,700
12/7/2009	$16.40	7,250	12/7/2008	1,500
12/8/2009	$18.01	6,750	12/8/2009	1,700
12/7/2010	$16.40	7,250	12/7/2009	1,500
			12/7/2010	1,500

(4)             Mr. Edward’s has received a one-time equity incentive award which entitles him to the receipt of up to 8,000 unrestricted ordinary shares upon the successful completion of construction of the San Cristobal project. The value of the award as shown in the table above is based on the closing price of Apex Silver ordinary shares at the end of 2006 of $15.89. See “Compensation Discussion and Analysis—Components of Compensation—One-Time Incentive Bonuses.”

(5)             Mr. Malys’ ordinary share options and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Shares
6/12/2007	$13.75	15,000	6/12/2007	7,500
12/7/2007	$16.40	5,750	12/7/2007	1,200
6/12/2008	$13.75	15,000	6/12/2008	17,500
12/7/2008	$16.40	5,750	12/7/2008	1,200
12/7/2009	$16.40	5,750	12/7/2009	1,200
12/7/2010	$16.40	5,750	12/7/2010	1,200

(6)             Mr. Vogels’ ordinary share options  and restricted shares will vest as follows:

Options			Restricted Ordinary Shares
Vesting Date	Exercise Price	No. of Shares	Vesting Date	No. of Shares
1/31/2007	$16.16	3,750	12/7/2007	525
12/7/2007	$16.40	2,750	12/8/2007	575
12/8/2007	$18.01	2,250	12/7/2008	525
1/31/2008	$16.16	3,750	12/8/2008	575
12/7/2008	$16.40	2,750	12/7/2009	525
12/8/2008	$18.01	2,250	12/8/2009	575
1/31/2009	$16.16	3,750	12/7/2010	525
12/7/2009	$16.40	2,750
12/8/2009	$18.01	2,250
12/7/2010	$16.40	2,750

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Clevenger	—	—	10,325	$156,927
Gerald J. Malys	—	—	—	—
Alan R. Edwards	—	—	5,900	$85,403
Robert P. Vogels	—	—	575	$9,424
Mark A. Lettes	—	—	7,800	$104,754

Post-Employment Payments

Termination Not in Connection with a Change of Control

All of our salaried employees, including each of our executives is covered by the Apex Silver Severance Plan. If the executive’s employment is terminated by Apex Silver other than for Cause and such termination is not in connection with or following a Change of Control, death, disability or retirement, the executive is entitled to receive a lump sum payment equal to a portion of the executive’s salary, based on the executive’s position and period of time with the company. Apex Silver will also pay to the executive an amount equal to the difference between the monthly medical and/or dental premiums the executive was paying immediately prior to termination of employment and the total COBRA premium due in order to continue such insurance coverage. No executive who is terminated for Cause, terminates or otherwise voluntarily leaves his employment, or whose employment is terminated as a result of death, disability or retirement, will receive any benefits under the Severance Plan.

If the termination of employment of one of our named executive officers had occurred as of December 31, 2006 in a manner that would have entitled him to payment pursuant to the Severance Plan, we estimate the following amounts would have been due:

	Severance Payment (Salary) (1)	Severance Payment (Bonus) (2)	Health Insurance Premiums (3)	Total
Jeffrey G. Clevenger	$436,000	$261,600	$6,939	$704,539
Alan R. Edwards	$323,000	$193,800	$13,904	$530,704
Gerald J. Malys	$300,000	$135,000	$6,588	$441,588
Robert P. Vogels	$58,193	$59,500	$13,904	$131,597

(1)          Mr. Clevenger, Mr. Edwards and Mr. Malys are each entitled to receive one full year’s salary, and Mr. Vogels is entitled to receive 18 weeks’ salary.

(2)          Each executive is entitled to receive 100% of his target bonus under the Apex Silver Incentive Bonus Plan.

(3)          Apex Silver currently pays 100% of group health insurance premiums for medical and dental coverage. Amounts shown reflect 12 months of such premiums at rates in effect at December 31, 2006.

In addition, restrictions on unvested restricted shares will lapse upon termination of employment without Cause, or as a result of the executive’s death, Disability or Retirement. If the executive’s employment terminates for any other reason, including for Cause, prior to the scheduled vesting date of the restricted shares, the shares will be forfeited upon termination. The number of shares of restricted stock held by each executive as of December 31, 2006 is shown above in the Outstanding Equity Awards at Fiscal Year End Table.

Unvested ordinary share options will vest prior to their scheduled vesting date only in certain circumstances. In the event of the death or disability of the executive,  the unvested portion of options will immediately terminate and be forfeited and the vested portion will be exercisable for a period of twelve months. In the event of the Retirement of the executive, any unvested options will immediately vest and be exercisable and will be exercisable on or prior to the earlier of (i) the original expiration date of the options, or (ii) the twenty-four month anniversary of the Retirement. In the event the executive’s services are terminated for Cause, all options, including vested options, will be forfeited. The number of ordinary share options held by each executive as of December 31, 2006 is shown above in the Outstanding Equity Awards at Fiscal Year End Table.

For the purpose of our Restricted Share and Option Awards, “Retirement” means an executive’s retirement from Apex Silver or its affiliates, (i) on or after attaining age 55 and completing at least ten years of service, or (ii) on or after attaining age 65.

Termination in Connection with a Change of Control

We have entered into a Change of Control Agreement with each of our named executive officers. The form of Change of Control Agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Payments under the Change of Control Agreement are in lieu of payments pursuant to the Apex Silver Severance Plan and are triggered only if one of the following events occurs within two years after a Change of Control: (1) Termination of employment by the company other than for Cause, Disability or death, or (2) Termination of employment by the executive for Good Reason.

Upon the occurrence of a Change of Control, all restricted stock will no longer be subject to restrictions and all unvested stock options will automatically vest.

The amounts shown in the table below assume the occurrence of a Change of Control and one of the triggering termination events on December 31, 2006. These amounts are estimates of the amounts that would be paid to the named executive officers upon such events. The actual amounts can only be determined at the time of the named executive officer’s termination of employment. If payments made to the executive would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional gross-up payment to cover the excise tax. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer or his or her beneficiary.

	Cash Severance Payment (Salary) (1)	Cash Severance Payment (Bonus) (2)	Health Insurance Premiums (3)	Other Insurance Benefits (4)	Total
Jeffrey G. Clevenger	$1,308,000	$784,800	$20,817	$5,000	$2,118,617
Alan R. Edwards	$969,000	$581,400	$41,711	$5,000	$1,597,111
Gerald J. Malys	$600,000	$270,000	$13,176	$5,000	$888,176
Robert P. Vogels	$340,000	$119,000	$27,807	$5,000	$491,807

(1)          Mr. Clevenger and Mr. Edwards are each entitled to receive three times their annual base salary in effect at the date of the Change of Control. Mr. Malys and Mr. Vogels are each entitled to receive two times their annual base salary in effect at the date of the Change of Control. The base salary for 2006 for each of the named executive officers is shown in the Summary Compensation Table. This amount must be paid in a lump sum within ten business days after the date of termination of employment.

(2)          Mr. Clevenger and Mr. Edwards are each entitled to receive three times their target bonus amount pursuant to our Annual Incentive Plan and Mr. Malys and Mr. Vogels are each entitled to receive two times their target bonus amount pursuant to our Annual Incentive Plan. The target bonus for 2006 for each of the named executive officers is discussed above in “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus”. This amount must be paid in a lump sum within ten business days after the date of termination of employment.

(3)          Apex Silver will pay, on each executive’s behalf, the portion of premiums of the company’s group health insurance, including coverage for his eligible dependents, that Apex Silver paid immediately prior to the date of termination (“COBRA Payments”) for the period that such executive is entitled to coverage under COBRA, but not to exceed twenty-four months (for Mr. Malys or Mr. Vogels) or thirty-six months (for Mr. Clevenger or Mr. Edwards). We will pay such COBRA Payments for the executive’s eligible dependents only for coverage for those dependents which were enrolled immediately prior to the date of termination. The executive will continue to be required to pay that portion of the premium of his health coverage, including coverage for his eligible dependents, that he was required to pay as an active employee immediately prior to the date of termination. If the executive is for any reason not eligible for coverage under COBRA for the full twenty-four or thirty-six month period, as applicable, we will pay to the executive a lump sum in an amount equal to the product of (i) the amount of the COBRA payment paid on his behalf for the final month of the COBRA Period and (ii) the number of months by which the executive’s period of COBRA coverage was less than twenty-four or thirty-six months, as applicable. Amounts shown in the table above are not discounted to present value.

(4)          Apex Silver has agreed to provide to the executive, at a cost not to exceed $5,000 in the aggregate, life, disability, and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to the termination of employment. For the purpose of the above table, we have assumed that a benefit in the aggregate amount of $5,000 will be provided for each executive.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee Charter, our Code of Ethics for Directors, Senior Executive and Financial Officers and Other Executives, and our Code of Ethics and Business Conduct each provide guidelines for reviewing any “related party transaction”. In particular, the Audit Committee Charter requires that the Audit Committee reviews any transaction involving Apex Silver and a related party at least once a year or upon any significant change in the transaction or relationship. Additionally, our Codes of Ethics both prohibit conflicts of interest and provide non-exclusive examples of conduct that would violate such prohibition. If an employee of Apex Silver is unsure as to whether a conflict of interest exists, the employee is instructed that he or she should consult with a specified compliance officer.

We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Board and outside legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaire, and the Board makes a formal determination regarding each director’s independence. If a director is determined to no longer be independent, such director, if he or she serves on any of the Audit Committee, the Corporate Governance and Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the Board will determine the appropriate response.

Agreements with Officers and Directors

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Cayman Islands law.

As discussed above, Mr. Hulley retired and as an employee and Executive Chairman of Apex Silver effective January 1, 2006. In connection with his retirement, we entered into a Retirement Agreement and Release. The Agreement provided for the grant of 20,000 restricted ordinary shares pursuant to the terms of a Restricted Shares Award Agreement entered into effective February 21, 2006. The shares vest in equal tranches over four years, beginning in February 2007. The Agreement also provides for stock options grants in 2007 and 2008, to be calculated as set forth in the Agreement, in the event that Mr. Hulley’s previous stock option grants from 2003 and 2004, respectively, expire unexercised. Mr. Hulley must remain a director of Apex Silver in order to be eligible for these grants. The first of these grants was completed in January 2007. The Retirement Agreement was reviewed and approved by the Compensation Committee and approved by the board of directors, without Mr. Hulley’s participation.

On June 9, 2006, we entered into a Separation Agreement and Release (the “Separation Agreement”) with Mark A. Lettes, our former Chief Financial Officer. Pursuant to the Separation Agreement, we paid Mr. Lettes a gross sum payment of $307,995, which represented amounts due under our Severance Plan and Incentive Bonus Plan. In addition, the Separation Agreement provided that the restrictions on his 7,800 restricted ordinary shares would lapse,  that all unvested options immediately vested and that all options, including options that had already vested, will remain exercisable until June 30, 2009. The Separation Agreement was reviewed and approved by the Compensation Committee and approved by the board of directors.

OWNERSHIP OF ORDINARY SHARES

The following table includes information as of April 27, 2007, except as otherwise indicated, concerning the beneficial ownership of the ordinary shares by:

•       each person known by us to beneficially hold five percent or more of our outstanding ordinary shares,

•       each of our directors,

•       each of our executive officers, and

•       all of our executive officers and directors as a group.

Apex Silver has four executive officers, a President and Chief Executive Officer, an Executive Vice President and Chief Operating Officer, a Senior Vice President and Chief Financial Officer and a Vice President and Controller. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the ordinary shares indicated. As of April 27, 2007, 58,637,525 of our ordinary shares were issued and outstanding.

Directors, Executive Officers and	Beneficial Ownership
5% Shareholders of Apex Silver(1)	Number	Percentage
NWQ Investment Management Company, LLC(2)	17,218,180	29.1%
Wells Fargo & Co.(3)	7,571,571	12.9%
Moore Macro Fund/Moore Emerging Markets Fund(4)	5,734,266	9.8%
Jeffrey G. Clevenger(5)(6)	157,267	*
Harry M. Conger(6)	71,853	*
Rodman Drake	—	*
Ove Hoegh(6)	72,978	*
Keith R. Hulley(5)(6)	195,102	*
Ian Masterton-Hume	—	*
Kevin R. Morano(6)	60,581	*
Terry M. Palmer(6)	21,626	*
Charles B. Smith(6)	54,337	*
Paul Soros(6)(7)	398,257	*
Alan R. Edwards(5)(6)(8)	97,550	*
Gerald J. Malys(5)(6)	45,300	*
Robert P. Vogels(5)(6)	14,150	*
Directors and Executive Officers as a group (13 persons)(9)	1,189,001	2.0%

*                    The percentage of ordinary shares beneficially owned is less than 1%.

       (1) The address of these persons, unless otherwise noted, is c/o Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

       (2) The information is based on a Schedule 13G filed by NWQ Investment Management Company, LLC on January 10, 2007. The address of NWQ Investment Company, LLC is 2049 Century Park East, 16th Floor Los Angeles, CA  90067. According to the Schedule 13G, NWQ Investment Management Company, LLC has sole voting power over 11,985,806 of the shares and sole dispositive power over all of the shares. The reported shares are beneficially owned by clients of NWQ Investment Management Company LLC and may include registered investment companies and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients.

       (3) The information is based on the Schedule 13G filed by Wells Fargo & Company on February 5, 2007. Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104. Wells Capital Management and Wells Fargo Funds Management’s address is 525 Market Street, 10th Floor, San Francisco, California 94105. Wells Fargo is a parent holding company, and Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 6,818,356 shares and sole dispositive power over 7,156,814 shares, Wells Capital Management Incorporated has sole voting power over 819,664 shares and sole dispositive power over 7,053,772 shares, and Wells Fargo Funds Management has sole voting power over 5,996,092 shares and sole dispositive power over 100,442 shares.

       (4) The address of Moore Macro Fund, L.P. and Moore Emerging Markets Fund Ltd. is c/o Moore Capital Management, LLC, 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, LLC, a New York limited liability company, serves as the discretionary investment manager of Moore Macro Fund, L.P., a Bahamian limited partnership, and, in such capacity, may be deemed the beneficial owner of the portfolio assets held for the account of Moore Macro Fund, L.P. Moore Capital Advisors, L.L.C., a Delaware limited liability company, and Moore Advisors, Ltd., a Bahamian corporation, serve as the co-general partners of Moore Macro Fund, L.P. Moore Capital Management, LLC also serves as the discretionary investment manager to Moore Emerging Markets Fund Ltd., a Bahamian corporation. Mr. Louis M. Bacon serves as Chairman and Chief Executive Officer, director and indirect majority interest holder of Moore Capital Advisors, L.L.C. and Moore Advisors, Ltd. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 5,734,266 of our shares held for the accounts of Moore Macro Fund, L.P. and Moore Emerging Markets Fund Ltd.

       (5) Amounts shown include restricted ordinary shares issued pursuant to our 2004 Equity Incentive Plan or our previous Employees’ Share Option Plan. At April 27, 2007 the ordinary shares subject to restriction were as follows: 58,675 shares for Mr. Clevenger; 20,000 shares for Mr. Hulley; 32,100 shares for Mr. Edwards; 29,800 shares for Mr. Malys; and 3,825 shares for Mr. Vogels.

       (6) Amounts shown include ordinary shares issuable upon exercise of options which are currently exercisable or may be exercised within 60 days after April 27, 2007 as follows: 84,267 ordinary shares for Mr. Clevenger; 66,728 ordinary shares for Mr. Conger; 72,978 ordinary shares for Mr. Hoegh; 143,298 ordinary shares for Mr. Hulley; 57,581 ordinary shares for Mr. Morano; 19,626 shares for Mr. Palmer; 54,337 ordinary shares for Mr. Smith; 66,728 ordinary shares for Mr. Soros; 56,750 ordinary shares for Mr. Edwards; 15,000 ordinary shares for Mr. Malys; and 9,750 ordinary shares for Mr. Vogels.

       (7) Mr. Soros is the registered owner of 245,369 ordinary shares and owns 100 percent of VDM, Inc., which is the registered owner of 86,160 ordinary shares.

       (8) Mr. Edwards holds 2,800 of his ordinary shares in a joint investment account with his wife. The shares have shared voting and investment power.

       (9) Includes options to purchase 647,043 ordinary shares which are currently exercisable or will be exercisable within 60 days, and 6,152 Restricted Stock Units.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Apex Silver’s 2007 proxy statement and its annual report on Form 10-K for the year ended December 31, 2006.

Submitted by the Members of the Compensation Committee:

Kevin Morano, Chairman
Harry Conger
Paul Soros

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, a copy of which has been filed with the Securities and Exchange Commission, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from PricewaterhouseCoopers LLP, its independent registered public accountants, a formal written statement describing all relationships between the independent accountants and us that might bear on the independence of the independent accountants, consistent with Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees,” discussed with the independent accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independence of the independent accountants. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of our internal controls, responsibilities, budget and staffing. The Audit Committee reviewed with the independent accountants their audit plan, audit scope and identification of audit risks. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with management and the independent accountants. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the period ended December 31, 2006 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee reappointed the independent accountants and the Board of Directors concurred in their recommendation.

Submitted by the Members of the Audit Committee:

Terry M. Palmer, Chairman
Ove Hoegh
Charles B. Smith

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities and to furnish us with copies of such reports. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Apex Silver during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than ten percent of any class of equity securities of Apex Silver failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for the following:

•       Paul Soros donated shares in September 2005 and the Form 4 reporting the transaction was not filed until February 2007.

Incorporation by Reference

The reports of the Compensation and Audit Committees shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Shareholder Proposals

Shareholders may present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before January 16, 2008 to be included in our proxy statement for the annual meeting of shareholders in 2008. In addition, in accordance with our Articles of Association, if a shareholder proposal is not received by us on or before April 8, 2008, it will not be considered or voted on at the annual meeting. Our Articles also contain other procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

OTHER MATTERS

Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the shareholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the ordinary shares represented by such proxy are entitled to vote.

By order of the Board of Directors,
Jeffrey G. Clevenger,
President and Chief Executive Officer

Our annual report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the annual meeting who writes to: Gerald J. Malys, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

APEX SILVER MINES LIMITED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2007

The undersigned hereby appoints Jeffrey G. Clevenger, Gerald J. Malys, Jerry W. Danni, or any of them, as proxies with full power of substitution to vote all Ordinary Shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on April 19, 2007 at the Annual Meeting of Shareholders to be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, 80202, on June 7, 2007, or at any postponements or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side.)

Please date, sign and mail your
proxy card as soon as possible!

Annual Meeting of Shareholders
APEX SILVER MINES LIMITED

June 7, 2007

logo ☒ Please mark your votes as in this example using dark ink only

	WITH AUTHORITY to vote for all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees

1. ELECTION OF DIRECTORS:	☐	☐	Nominees: Harry M. Conger Rodman L. Drake Ian Masterton-Hume Charles B. Smith

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE WITHHELD NOMINEE’S NAME IN THE LIST AT RIGHT.)

2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS	☐ FOR	☐ AGAINST	☐ ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATION MADE AND “FOR” SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

Dated: ______________________ (Signature) ______________________ (Signature) ______________________

Note:  Please sign name(s) exactly as shown above.  When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.